Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fulton Financial Corporation:

We consent to the use of our report dated February 27, 2017 with respect to the consolidated balance sheets as of Fulton Financial Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016 and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 7, 2017